Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

July 9, 2021

ATI Physical Therapy, Inc.

790 Remington Boulevard

Bolingbrook, Illinois 6044

Ladies and Gentlemen:

We have acted as counsel to ATI Physical Therapy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the selling securityholders (the “Selling Securityholders”) named in the prospectus contained in the Registration Statement of:

(a)(i) shares of Class A common stock, par value $0.0001 per share of the Company (“Class A common stock”) issued in connection with the PIPE Investments (as defined below) and (ii) shares of Class A common stock issued to the Sponsor (as defined below) upon conversion of its Founder Shares (as defined below) at Closing (as defined below) (collectively, the “Selling Securityholder Shares”);

(b)(i) Private Placement Warrants (as defined below) and (ii) Public Warrants (as defined below, collectively, the “Selling Securityholder Warrants”); and

(c)(i) shares of Class A common stock issuable upon the exercise of the Public Warrants (as defined below) and (ii) shares of Class A common stock issuable upon the exercise of the Private Placement Warrants (collectively, the “Warrant Shares”).

For purposes of this opinion letter, the following terms have the meanings specified below:

“Closing” means the consummation of the Merger;

“Closing Date” means June 16, 2021;

“FAII IPO” means the initial public offering of Fortress Value Acquisition Corp. II (“FAII”), a Delaware corporation which changed its name to ATI Physical Therapy, Inc. following the consummation of the Merger;

“FAII’s Class A common stock” means FAII’s Class A common stock, par value $0.0001 per share;

July 9, 2021

“FAII’s Class F common stock” means FAII’s Class F common stock, par value $0.0001 per share;

“Founder Shares” means shares of FAII’s Class F common stock and the FAII’s Class A common stock issued upon the automatic conversion thereof in connection with the Closing;

“Merger Agreement” means the Agreement and Plan of Merger, dated February 21, 2021, by and among FAII, Merger Sub and the Company, consummated on the Closing Date;

“Merger Sub” means FVAC Merger Corp. II;

“Merger” means the merger of Merger Sub with and into Wilco Holdco, Inc., with the Wilco Holdco, Inc. surviving the transaction as a direct, wholly-owned subsidiary of FAII;

“PIPE Investments” means the private placement pursuant to which FAII entered into subscription agreements with certain investors whereby such investors subscribed for shares of the FAII’s Class A common stock;

“Private Placement Warrants” means FAII’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the FAII IPO, each Private Placement Warrant exercisable for one share of FAII’s Class A common stock at an exercise price of $11.50;

“Public Warrants” means the Company’s warrants sold as part of the units in the FAII IPO (whether they were purchased in the FAII IPO or thereafter in the open market);

“Sponsor” means Fortress Acquisition Sponsor II LLC; and

“Warrant Agreements” means the warrant agreements for the Private Placement Warrants and the Public Warrants.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware incorporated by reference as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company, incorporated by reference as Exhibit 3.2 to the Registration Statement; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the Warrant Agreements; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

July 9, 2021

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

With respect to the Warrant Shares and the Warrants, we have assumed that each of the Warrant Agreements and Warrants have been duly authorized, executed and delivered by Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and constitute legal, valid and binding obligations of the Warrant Agent, enforceable in accordance with their terms, and we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A common stock than the number that then remain authorized but unissued. We have also assumed that at or prior to the time of the delivery of any of the Warrant Shares, the Registration Statement will have been declared effective under the Act, and no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable;

2. The Selling Securityholder Warrants constitute legal, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

3. The Selling Securityholder Shares have been duly authorized and are, or in the case of the Selling Securityholder Shares that are issuable upon exercise of Warrants, when issued and paid for upon exercise of the applicable Warrants in accordance with their terms will be validly issued, fully paid and nonassessable.

July 9, 2021

The opinions expressed herein are limited to the corporate laws of the State of Delaware and, solely with respect to whether or not the Selling Securityholder Warrants are the legal, valid and legally binding obligations of the Company, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP